Exhibit 10.8
NON-QUALIFIED STOCK OPTION AGREEMENT
FOR COMPANY EMPLOYEES
UNDER THE DOXIMITY, INC.
2021 STOCK OPTION AND INCENTIVE PLAN

Name of Optionee:	Jeffrey Tangney
No. of Option Shares:	2,480,000
Option Exercise Price per Share:	$28.02
Grant Date:	July 22, 2026
Vesting Commencement Date:	July 22, 2026
Expiration Date:	July 21, 2036
Performance Period:	July 22, 2026 – July 22, 2030

Pursuant to the Doximity, Inc. 2021 Stock Option and Incentive Plan as amended through the date hereof (the “Plan”), Doximity, Inc. (the “Company”) hereby grants to the Optionee named above an option (the “Stock Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of shares of Class A Common Stock, par value $0.001 per share (the “Stock”) of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.
1.Exercisability Schedule. No portion of this Stock Option may be exercised until such portion shall have become vested and exercisable. Except as set forth below, and subject to the discretion of the Administrator (as defined in Section 2 of the Plan) to accelerate the vesting and exercisability schedule hereunder, this Stock Option is subject to both a performance-based vesting condition (the “Performance Vesting Condition”) and a time-based vesting condition (the “Time Vesting Condition”), as described in Paragraph 1(a) and Paragraph 1(b) below. Subject to Paragraph 1(c) below, both the Performance Vesting Condition and Time Vesting Condition must be satisfied before the 30th day following the last day of the Performance Period before the Option Shares will be deemed vested and exercisable.
(a)Performance Vesting Condition. Subject to Paragraph 1(c) below, the Option Shares set shall satisfy the Performance Vesting Condition on the date that the Administrator confirms the occurrence of a Share Price Hurdle Achievement; provided, that the Optionee continues employment as the Company’s CEO through such applicable date of confirmation. “Share Price Hurdle Achievement” shall occur when the per-share closing price of a share of DOCS as reported on the NYSE equals or exceeds the Option Exercise Price per Share specified above (the “Share Price Hurdle”) for at least sixty (60) consecutive trading days during the Performance Period. The Administrator shall confirm Share Price Hurdle Achievement as soon as reasonably practicable but in any event within thirty (30) days of such

Share Price Hurdle Achievement. For the avoidance of doubt, the Performance Vesting Condition shall be deemed satisfied when both the Share Price Hurdle Achievement has occurred and the Administrator has confirmed the Share Price Hurdle Achievement, subject to the Optionee's continued employment as the Company’s CEO through such applicable date of confirmation. To the extent any portion of Option Shares has not satisfied the Performance Vesting Condition on or prior to the 30th day following the last day of the Performance Period, such portion shall expire and be of no further force or effect as 12:01 a.m. on the 30th day following the end of the Performance Period. In no event may more than 100% of the Option Shares be deemed to have satisfied the Performance Vesting Condition.
(b)     Time Vesting Condition. Subject to Paragraph 1(c) below, the Time Vesting Condition shall be satisfied as follows: 25% on each anniversary of the Vesting Commencement Date, subject to the Optionee’s continued employment as the Company’s CEO through each applicable date.
Once vested and exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.
2.Manner of Exercise.
(a)The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Stock Option, the Optionee may give electronically executed notice of exercise to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice (the “Exercise Notice”). This notice shall specify the number of Option Shares to be purchased.
Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; or (ii) by the Optionee delivering the Exercise Notice together with irrevocable instructions to a broker to promptly deliver to the Company funds acceptable to the Company to pay the option purchase price and/or applicable Tax-Related Items required to be withheld, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or (iii) a combination of (i) and (ii) above. Payment instruments will be received subject to collection.
The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price and all applicable withholdings and Tax-Related Items, for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Stock to be purchased pursuant to the exercise of Stock Options under the Plan and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.

(b)The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to this Stock Option unless and until this Stock Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Stock.
(c)Notwithstanding any other provision hereof or of the Plan, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.
3.Responsibility for Taxes.
(a)Regardless of any action the Company or a Subsidiary employer takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit, payment on account or other tax-related items related to Optionee’s participation in the Plan and legally applicable to Optionee or deemed by the Company or a Subsidiary employer to be an appropriate charge to Optionee even if technically due by the Company or the Subsidiary employer (the “Tax-Related Items”), Optionee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains Optionee’s responsibility and may exceed the amount actually withheld by the Company or the Subsidiary, if any. Optionee further acknowledges and agrees that the Company and/or the Subsidiary employer:
(i)make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of Optionee’s participation in the Plan, including, but not limited to, the grant of the Stock Option, the exercise of the Stock Option, the subsequent sale of any Shares acquired pursuant to the Option and the receipt of any dividends;
(ii)do not commit to and are under no obligation to structure the terms of the Stock Option to reduce or eliminate Optionee’s liability for Tax-Related Items or achieve any particular tax result; and
(iii)if Optionee has become subject to tax in more than one jurisdiction between the date the Stock Option is granted and the date of any relevant taxable or tax withholding event, Optionee acknowledges that the Company and/or the Subsidiary may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to the relevant taxable or taxable withholding event, as applicable, Optionee agrees to pay or make adequate arrangements satisfactory to the Company and/or the Subsidiary to satisfy all Tax-Related Items required to be withheld. In this regard, Optionee authorizes the Company and/or the Subsidiary, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items.

(c)Tax Withholding. The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Tax-Related Items to be withheld on account of such taxable event. The Company shall have the authority to cause the Tax-Related Items to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Optionee, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; or (ii) causing its designated broker to sell from the number of shares of Stock to be issued to the Optionee, the number of shares of Stock necessary to satisfy the Tax-Related Items to be withheld from the Optionee on account of such transfer. It is the Company’s intent that the mandatory sale to cover withholding obligations for Tax-Related Items imposed by the Company on Optionee in connection with the receipt of this Stock Option comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c). Depending on the withholding method, the Company or a Subsidiary may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (and will have no entitlement to the Common Stock equivalent) or, if not refunded, may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Optionee is deemed to have been issued the full number of shares of Common Stock subject to the exercised Stock Option notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.
4.Termination of Employment. If the Optionee’s employment with the Company as its CEO terminates, the period within which to exercise the Stock Option may be subject to earlier termination as set forth below.
(a)Termination Due to Death. If the Optionee’s employment as the Company’s CEO terminates by reason of the Optionee’s death, any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of death, may thereafter be exercised by the Optionee’s legal representative or legatee for a period of twenty-four (24) months from the date of death or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of death shall terminate immediately and be of no further force or effect.
(b)Termination Due to Disability. If the Optionee’s employment as the Company’s CEO terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Stock Option outstanding on such date, to the extent exercisable on the date of such termination, may thereafter be exercised by the Optionee for a period of twenty-four (24) months from the date of termination due to disability or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination due to disability shall terminate immediately and be of no further force or effect.
(c)Termination for Cause. If the Optionee’s employment as the Company’s CEO terminates for Cause, any portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment or other service agreement between the Company and the Optionee, a determination by the Administrator that the Optionee shall be dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company.
(d)Other Termination. If the Optionee’s employment as the Company’s CEO terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, and unless otherwise determined by the Administrator, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of twenty-four (24) months from the date of termination or until the Expiration Date, if earlier. Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.
The Administrator’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees.
5.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
6.Transferability and Holding Requirements. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee. Except as otherwise provided herein or as approved by the Administrator, the Optionee shall not sell, transfer, assign, pledge, encumber or otherwise dispose of any Option Shares acquired upon exercise of the Option until the end of the second anniversary following the date of such exercise; provided, that such holding requirement shall terminate upon a Sale Event.
7.No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Optionee at any time.
8.Integration. This Agreement, including, without limitation, all exhibits attached hereto, constitutes the entire agreement between the parties with respect to this Stock Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9.Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Optionee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.
10.Electronic Delivery of Notices. The Company may, in its sole discretion, decide to deliver any documents and notices related to the Stock Option granted under the Plan by electronic means or to request Optionee’s consent to participate in the Plan by electronic means. Optionee hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established.
11.Accepting the Grant. In order to receive the Stock Option, the Optionee must acknowledge and accept the terms and conditions of the Plan and the Agreement electronically using the E*TRADE system. By electronically accepting the Stock Option in the E*TRADE system, the Optionee is acknowledging that he/she has reviewed, understood and agrees to the terms of the Plan and the Agreement and the Optionee's intent to electronically sign the Agreement. If the Optionee does not accept the Stock Option electronically in the E*TRADE system within six months, the Company will cancel the Stock Option in its entirety, without any requirement to provide notice to the Optionee, and it will cease to appear in the Optionee's E*TRADE account or otherwise be outstanding. It is solely the Optionee's responsibility to accept the Stock Option. By clicking on the “Accept” button, the Optionee confirms having read and understood the documents relating to this grant, including Section 9 of this Agreement entitled Data Privacy Consent, which were provided to you in the English language. The Optionee accepts the terms of those documents accordingly.